                                                                     EXHIBIT 2.2


                         AMENDMENT TO MERGER AGREEMENT

          This Amendment to Merger Agreement (this "Amendment") is made and entered into as of July 20, 2000 by and among MarketFirst Software, Inc., a Delaware corporation ("Parent"), FusionDM, Inc., a Delaware corporation, a wholly owned subsidiary of Parent ("Merger Sub"), Times Direct Marketing, Inc., a California corporation (the "Company"), and Christopher E. Peterson and Thierry Zamora (individually, a "Shareholder", and collectively the "Shareholders").

          WHEREAS, that certain Agreement and Plan of Merger and Reorganization (the "Agreement") was entered into as of April 14, 2000 by and among Parent, Merger Sub, the Company and the Shareholders.

          WHEREAS, the parties desire to amend the Agreement as set forth below.

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

          Except as otherwise defined herein, capitalized terms used herein shall have the same meanings as those terms are defined in the Agreement.


                                   ARTICLE II
                                   AMENDMENTS

     2.1 Paragraph (a)(ii) of Section 1.7 of the Agreement is hereby amended and restated in its entirety to read as follows:

         "(ii) One Million Seven Hundred Forty-Two Thousand One Hundred Sixty (1,742,160) shares of Parent Common Stock; and "

     2.2 Paragraph (c)(ii) of Section 1.7 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "(ii)  Eleven Dollars and Forty-Eight Cents ($11.48)."

     2.3 Paragraph (a) of Section 1.8 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "(a)  Delivery of Initial Merger Consideration.  Immediately following
                ----------------------------------------
     the Merger, upon surrender by the Shareholders of the certificates representing the Company Common Stock, Parent shall (i) pay each Shareholder, by wire transfer to such Shareholder's bank account of

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     immediately available funds, his proportionate share of cash pursuant to
     Section 1.7(a)(i) above based upon the number of such Shareholder's shares of Company Common Stock (i.e., $2,125,000 to Christopher E. Peterson and $375,000 to Thierry Zamora), and (ii) cause to be issued to each Shareholder shares of Parent Common Stock represented by certificates evidencing his proportionate share of Parent Common Stock pursuant to
     Section 1.7(a)(ii) above based upon the number of such Shareholder's shares of Company Common Stock (i.e., 740,418 shares of Parent Common Stock issued to Christopher E. Peterson and 130,662 shares of Parent Common Stock issued to Thierry Zamora) (the consideration provided in clauses (i) and (ii) is sometimes hereinafter collectively referred to as the "Initial Merger
                                                            --------------
     Consideration"), and (iii) cause to be issued to each Shareholder shares of
     -------------
     Parent Common Stock ("Earnout Shares") represented by 3 certificates (the "Earnout Certificates") issued to such Shareholder, evidencing, in the aggregate, the maximum number of shares of Parent Common Stock which such Shareholder would be entitled to receive from the Escrow (as defined below) under the First Earnout, the Second Earnout, and the Third Earnout, pursuant to Section 2.1(a)(ii), 2.1(b)(ii), and 2.1(c) based on the number of such Shareholder's shares of Company Common Stock (i.e., an aggregate of 740,418 Earnout Shares issued to Christopher E. Peterson, with each of his three Earnout Certificates representing one-third (each) of his Earnout Shares, and an aggregate of 130,662 Earnout Shares issued to Thierry Zamora, with each of his three Earnout Certificates representing one-third
     (each) of his Earnout Shares). All of the shares of Parent Common Stock issued to the Shareholders, pursuant to clauses (ii) and (iii) of this
     Section 1.8(a), immediately following the Merger, shall be legally outstanding Parent Common Stock under applicable state law. Upon issuance, immediately following the Merger, of the Earnout Shares described in clause
     (iii) of this Section 1.8(a), each Shareholder shall deposit each of his Earnout Certificates, representing the Earnout Shares issued to him, with the Escrow Agent to be held in escrow (the "Escrow") in accordance with the terms and conditions of the Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement")."

     2.4 Paragraph (c) of Section 1.8 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "(c)  Common Stock Value.  For all purposes of this Agreement and the
                ------------------
     Escrow Agreement, subject to the provisions of Section 1.8(d), the term "Parent Common Stock Value" shall mean and refer to $11.48 per share of Parent Common Stock."

     2.5 Paragraph (d) of Section 1.8 of the Agreement is hereby amended and restated in its entirety to read as follows:

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     "(d)  Adjustments.
           -----------

           (i)  Dividends and Combinations. For all purposes of this Agreement
                --------------------------
and the Escrow Agreement, the specified number of shares of Parent Common Stock to be issued hereunder, the specified number of such shares of Parent Common Stock to be released from escrow to the Shareholders, and the Parent Common Stock Value (as defined in Section 1.8(c)) shall each be proportionately adjusted for any increase or decrease in the number of outstanding shares of Parent Common Stock resulting from any split-up, stock dividend, subdivision, combination, spin-off, recapitalization or similar event.

           (ii) Mergers and Reorganizations. In the case of any merger,
                ---------------------------
reorganization, reclassification, recapitalization, consolidation, exchange of shares or other transaction ("Capital Transaction") in which Parent Common Stock (or any other shares or securities received in connection with a previous Capital Transaction) is exchanged for other shares, securities, or other consideration in connection with such Capital Transaction, then, for all purposes of this Agreement and the Escrow Agreement, references to the specified number of shares of Parent Common Stock and the Parent Common Stock Value shall be modified and adjusted to reflect the kind and amount of such other shares, securities, or other consideration received by holders of Parent Common Stock in connection with such Capital Transaction".

     2.6 Section 2.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "2.1  Earnouts.  In addition to the cash amounts and shares of Parent
                --------
Common Stock to be paid to the Shareholders immediately following the Merger pursuant to Article I, each Shareholder shall be entitled to receive as additional consideration for such Shareholder's shares of Company Common Stock a share of the following contingent payments equal to such Shareholder's percentage ownership interest in the outstanding Company Common Stock (a "Prorata Share"):
---------------

          (a)   First Earnout.  Upon completion of the twelve months ended
                -------------
December 31, 2000 ("FY 2000"), and contingent on the Company's Net Income (as
                    -------
defined below) for FY2000 being at least breakeven, the Shareholders in the aggregate shall be entitled to receive the following cash payment and to receive the following shares of Parent Common Stock from Escrow (the "First Earnout"):
                                                              -------------

                (i)  Cash equal to the product of (A) $1,250,000 multiplied by
(B) the Gross Revenue (as defined below) in FY2000, divided by the projected Gross Revenue for FY2000 as provided in Schedule 2.1 (the "Projected 2000
                                                           --------------
Revenue"); and
-------

                (ii) The number of shares of Parent Common Stock equal to the product of (A) the Gross Revenue for FY2000 divided by the Projected 2000 Revenue, times (B) 290,360; provided, however, in no event shall the quotient determined in clause (A) be greater than 1.

All of the Gross Revenue in FY2000 is used in determining the earnout payments for each of Sections 2.1(a)(i) and 2.1(a)(ii).

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

          (b)   Second Earnout.  Upon completion of the twelve months ended
                --------------
December 31, 2001 ("FY 2001"), and contingent on the Company's Net Income for
                    -------
FY2001 being at least breakeven, the Shareholders shall be entitled to receive the following cash payment and to receive the following shares of Parent Common Stock from Escrow (the "Second Earnout"):
                        --------------

                (i)  Cash equal to the product of (A) $1,250,000 multiplied by
(B) the Gross Revenue in FY2001, divided by the projected Gross Revenue for FY2001 as provided in Schedule 2.1 (the "Projected 2001 Revenue"); and
                                         ----------------------

                (ii) the number of shares of Parent Common Stock equal to the product of (A) the Gross Revenue for FY2001 divided by the Projected 2001 Revenue, times (B) 290,360; provided, however, in no event shall the quotient determined in Clause (A) exceed 1.

All of the Gross Revenue in FY2001 is used in determining the earnout payments for each of Sections 2.1(b)(i) and 2.1(b)(ii).

           (c)  Third Earnout.  Upon completion of the twelve months ended
                -------------
December 31, 2002 ("FY 2002"), and contingent on the Company's Net Income for
                    -------
FY2002 being at least breakeven, the Shareholders shall be entitled to receive from Escrow the number of shares of Parent Common Stock equal to the product of
(A) the Gross Revenue for FY2002 divided by the projected Gross Revenue for FY2002 as provided in Schedule 2.1, times (B) 290,360; provided, however, in no event shall the quotient determined in clause (A) exceed 1 (the "Third
                                                                 -----
Earnout").
-------

           No cash payments under this Section 2.1 shall be made and no shares shall be released from Escrow for any fiscal year if the Company's Net Income for that year is less than zero."

          2.7 Subparagraph (A) of paragraph (a)(i) of Section 4.3 is hereby amended and restated in its entirety to read as follows:

                "(A) 5,330,128 shares are issued and outstanding,"

          2.8 Section 6.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

                "6.3  Consents: Cooperation. Except as provided herein, each of
                      ---------------------
Parent, Merger Sub and the Company shall (i) promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, and (ii) use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise. The failure of the Company and the Shareholders to obtain consents or approvals to the transactions contemplated hereby with respect to the agreements listed on Section 6.3 of the Company Disclosure Schedule (the "Listed Agreements") shall not constitute a breach of any of the Company's or
------------------
the Shareholders' representations, warranties, covenants and agreements (including, but not limited to, for purposes of the indemnification provisions of Article IX) set forth in this Agreement, and such consents or approvals shall not be a condition to the obligations of Parent and Merger Sub under Section 7.2(e). Each of the Company and the Shareholders hereby represent and warrant to Parent and Merger Sub that the failure of the Company to obtain any consents with respect to the Listed Agreements, individually or taken as a whole, would not have a Material Adverse Effect on the Company. The failure to obtain such consents, waivers, or approvals with respect to the agreements set forth in
Section 3.3(b) of the Company Disclosure Schedule, other than the Listed Agreements ("Non-Listed Agreements") in connection with the Merger for the assignment thereof or otherwise is only a Closing condition, which will be satisfied or waived at or before the Closing; however, under no circumstances shall the failure to obtain such consents, waivers, or approvals with respect to such Non-Listed Agreements constitute a breach of any of the Company's or the Shareholders' representations, warranties, covenants, and agreements (including, but not limited to, for purposes of the indemnification provisions of Article
IX) set forth in this Agreement. The Parent and Merger Sub hereby unconditionally waive any requirement that the Company or its Shareholders obtain consents, waivers, or approvals, with respect to the following Non-Listed Agreements, in connection with the Merger for the assignment thereof or otherwise: (i) all Company client agreements, other than the 21st Century Agreement, (ii) the MCI Agreement, (iii) the UUNET Agreement, (iv) the Prodigy Agreement, (v) the Petstore.com Satisfaction Agreement, (iv) the Stars & Stripes Lease and Supplement, and (vii) the Automobile Lease."

          2.9 Section 6.8 of the Agreement is hereby amended and restated in its entirety to read as follows:

                "6.8  Distribution of 1999 Profits. The parties agree that on
                      ----------------------------
March 28, 2000 the Company distributed to the Shareholders (prorata to their shareholdings) cash of the Company in a total amount equal to $327,001, representing the portion of the undistributed retained earnings of the Company to which Shareholders were entitled for 1999. The parties agree that, notwithstanding any other provision of this Agreement to the contrary, the distribution provided for in this Section 6.8, the bonus paid to Thierry Zamora on March 15, 2000 in the amount of $82,493.61, Christopher E. Peterson's March 28, 2000 loan of $280,700 to the Company, and the Company's or FusionDM, Inc.'s future repayment of such loan in accordance with its terms (i.e., on or before December 31, 2000) shall not give rise to any adjustment of the Merger Consideration or constitute a breach of any of the Company's or Shareholders' representations, warranties, covenants and agreements (including, but not limited to, for purposes of the indemnification provisions of Article IX) set forth in this Agreement.

          The parties agree that the $327,001 distribution may be attributable in part to 1999 and/or 2000 profits, but in any case is a distribution to which the Shareholders are entitled (prorata to their shareholdings), and the fact that any portion of that amount is attributable to 2000 shall not give rise to any adjustment of the Merger Consideration or constitute a breach of any of the Company's or Shareholders' representations, warranties, covenants, and agreements (including, but not limited to, for purposes of the indemnification provisions of Article IX) set forth in this Agreement."

               2.10 Section 6.10 of the Agreement is hereby amended and restated in its entirety to reads as follows:
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     "6.10  Release From Guarantees.  Parent shall use its commercially
            -----------------------
reasonable efforts to have Christopher E. Peterson ("Peterson") released from the personal guarantees of the Company's obligations identified in Section 6.10 of the Company Disclosure Schedule on the Closing Date and will continue such efforts after the Closing if not released prior thereto; provided, however, with respect to the Line of Credit referenced in Section 3.3(b)C.1 of the Company Disclosure Schedule, Parent shall cause Peterson to be released prior to September 18, 2000 from any guarantees with respect to such Line of Credit. Parent and Merger Sub hereby, jointly and severally, agree to indemnify, defend and hold Peterson harmless for any amounts that Peterson is required to pay in connection with the enforcement of any obligations under such personal guarantees after the Closing, including without limitation any reasonable attorneys' fees and expenses incurred in connection therewith."

     2.11  A new Section 6.12 is hereby added to the Agreement as follows:

     "6.12  Pre-Effective Time Year 2000 Shareholder-Level Taxes.  The parties
            ----------------------------------------------------
expressly agree that as soon as practicable after the Closing Date (but no later than five (5) days before the Company is required to file its tax returns for the period from January 1, 2000 through the Effective Time ("Stub Period")), the Parent shall pay to the Shareholders (prorata to their shareholdings), in addition to the Merger Consideration provided for in Section 1.7(a), an amount equal to the Shareholders' federal, state, and local taxes on the pass-through taxable income and gain of the Company for the Stub Period. This payment shall also be in addition to any payment the Surviving Corporation is required to make (with respect to corporate-level taxes) pursuant to Section 6.11."

     2.12 The address for Parent and Merger Sub under Section 10.2(a) is hereby amended and restated in its entirety to read as follows:

          MarketFirst Software, Inc.
          2061 Stierlin Court
          Mountain View, CA  94043
          Fax:  (650) 962-7891
          Attention:  Peter R. Tierney

     2.13  Disclosure Schedules.
           --------------------

           (a)  Company.  The Company Disclosure Schedule is hereby amended
                -------
and restated in its entirety to read as set forth on Exhibit A attached hereto.

           (b)  Parent.  The Parent Disclosure Schedule is hereby amended and
                ------
restated in its entirety to read as set forth on Exhibit B attached hereto.

     2.14 Except as set forth above, the terms and conditions of the Agreement shall remain in full force and effect.

     2.15 Each of the Shareholders and Parent acknowledges and agrees that the letter agreement (a copy of which is attached hereto as Exhibit C) dated April 14, 2000 among the Shareholders and Parent is hereby terminated, and such letter agreement is no longer of any force or effect.

          IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first written above.

                              PARENT

                              MARKETFIRST SOFTWARE, INC., a Delaware corporation


                              By: /s/ Peter R. Tierney
                                 ------------------------------
                                 Name: Peter  Tierney
                                      -------------------------
                                 Title: Chief Executive Officer
                                      -------------------------


                              MERGER SUB

                              FUSIONDM, INC., a Delaware corporation

                              By: /s/ Peter R. Tierney
                                 -----------------------------
                                 Name: Peter R. Tierney
                                      ------------------------
                                 Title: President
                                      ------------------------


                              COMPANY

                              TIMES DIRECT MARKETING, INC., a California corporation


                              By: /s/ Christopher E. Peterson
                                 -----------------------------
                                 Name: Christopher E. Peterson
                                      ------------------------
                                 Title: President
                                      ------------------------

                              SHAREHOLDERS

                              /s/ Christopher E. Peterson
                              -------------------------------
                              Christopher E. Peterson


                              /s/ Thierry Zamora
                              -------------------------------
                              Thierry Zamora